Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DIGIMARC CORPORATION

DIGIMARC CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1. That the name of the Corporation is Digimarc Corporation. The Corporation was originally incorporated under the name Digimarc-Delaware, Inc.; and the original Certificate of Incorporation of the Corporation and Restated Certificate of Incorporation were filed with the Secretary of State of the State of Delaware on the 27th day of September, 1999 and the 5th day of November, 1999, respectively.

2. That the Corporation filed a Certificate of Merger effective December 1, 1999, merging Digimarc Corporation, an Oregon corporation (“Digimarc Oregon”), with and into Digimarc-Delaware, Inc., and succeeded to the resolutions passed by the Board of Directors of Digimarc Oregon.

3. That by unanimous written consent of the Board of Directors of Digimarc Oregon, dated as of the 14th day of September, 1999, filed with the minutes of the Corporation, resolutions were duly adopted setting forth the proposed amendment and restatement of the Restated Certificate of Incorporation of the Corporation and declaring said amendment and restatement to be advisable. The resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that conditioned upon the closing of the Initial Public Offering and subject to the approval of the stockholders, the Certificate of Incorporation of the Corporation shall be amended and restated in its entirety to read as set forth in the attached Second Restated Certificate of Incorporation.

4. That thereafter, pursuant to resolutions of its Board of Directors, the shareholders of Digimarc Oregon approved such amendment and restatement at a special meeting of the stockholders called and held upon notice in accordance with Title VII, Chapter 60 of the Oregon Revised Statutes. A majority of the outstanding stock entitled to vote thereon has been voted in favor of said amendment and restatement.

5. That said amendment and restatement was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. This Second Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Restated Certificate of Incorporation of the Corporation as follows:

SECTION 1.

The name of the corporation is Digimarc Corporation (the “Corporation”).

SECTION 2.

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

SECTION 3.

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

SECTION 4.

4.1 The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 35,000,000, consisting of 30,000,000 shares of common stock, $.001 par value per share (“Common Stock”), and 5,000,000 shares of preferred stock (“Preferred Stock”), $.001 par value per share.

4.2 Any of the shares of Preferred Stock may be issued from time to time in one or more series. The rights privileges, preferences and restrictions of any such series may be subordinated to, made pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or made senior to any of those of any present or future class or series of Preferred Stock or Common Stock. Subject to the limitations and restrictions set forth in this Section 4, the Board of Directors or a Committee of the Board of Directors, to the extent permitted by law and the bylaws of the Corporation or a resolution of the Board of Directors, by resolution or resolutions, is authorized to create or provide for any such series, and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as otherwise expressly provided herein, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by Committee of the Board of Directors, providing for the issuance of the various series; PROVIDED, HOWEVER, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

SECTION 5.

5.1 COMMON STOCK. Except as expressly set forth in this Second Amended and Restated Certificate of Incorporation, the shares of Common Stock have voting rights of one vote per share on all matters, and are entitled to receive the net assets of the Corporation upon liquidation.

5.2 REPURCHASE OF SHARES. Subject to Delaware law, this Corporation is authorized to purchase shares of Common Stock from holders thereof pursuant to arrangements approved by the Board of Directors, without taking into account the preferential liquidation rights of holders of Preferred Stock set forth herein when applying the provisions of the Delaware General Corporation Law to determine the lawfulness of the purchase.

SECTION 6.

6.1 DIRECTORS. Except as otherwise provided herein or the General Corporation Law of the State of Delaware, the business and affairs of the Corporation shall be managed by or under the direction of a board of directors consisting of one or more members. Directors need not be stockholders of the Corporation. The number of directors shall be fixed from time to time, within the limits specified in the Bylaws, by a Bylaw or amendment thereof duly adopted by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the board of directors.

The directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as the then total number of directors permits, serving staggered terms so that the initial terms of each such class will expire, respectively, at the 2000, 2001, and 2002 annual meetings of the stockholders. At each such succeeding annual meeting of stockholders, directors elected to succeed those directors whose terms are expiring at such meeting shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders following such election. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or the Bylaws applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Section 6.1 unless expressly provided by such terms.

Any amendment, change or repeal of this Section 6.1, or any other amendment to this Certificate of Incorporation that will have the effect of permitting circumvention of or modifying this Section 6.1, shall require the favorable vote, at a stockholders’ meeting, of the holders of at least eighty percent (80%) of the then-outstanding shares of stock of the Corporation entitled to vote.

Except as provided below, the directors shall be elected by a plurality vote of the shares represented in person or by proxy at the stockholders annual meeting in each year and entitled to vote on the election of directors. Elected directors shall hold office until the next annual meeting for the years in which their terms expire and until their successors shall be duly elected and qualified. If, for any cause, the board of directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in this Certificate of Incorporation or the Bylaws.

6.2 VACANCIES. Except as otherwise provided by the Certificate of Incorporation or any amendments thereto, vacancies and newly created directorships resulting from any increase in the number of authorized directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and each director so elected shall hold office for the unexpired portion of the term of the director whose place shall be vacant, and until his successor shall have been duly elected and qualified. A vacancy in the board of directors shall be deemed to exist under this Section 6.2 in the case of the death, removal or resignation of any director, or if the stockholders fail at any meeting of stockholders at which directors are to be elected to elect the number of directors then constituting the whole board.

6.3 RESIGNATION. Any director may resign by delivering his written resignation to the Corporation at its principal office, addressed to the president or secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. When one or more directors shall resign from the board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his successor shall have been duly elected and qualified.

SECTION 7.

7.1 INDEMNIFICATION. To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This Section 7.1 does not affect the availability of equitable remedies for breach of fiduciary duties.

7.2 AMENDMENTS. Any amendment, change or repeal of this Section shall only be prospective and no repeal or modification hereof shall adversely affect the rights under this Section in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding.

SECTION 8.

The board of directors is expressly authorized to make, alter, or repeal the Bylaws of the Corporation.

SECTION 9.

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

SECTION 10.

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SECTION 11.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, this 10th day of December, 1999.

By:	/S/ BRUCE DAVIS	,
Bruce Davis, President

CERTIFICATE OF AMENDMENT OF SECOND AMENDED AND RESTATED

CERTIFICATE INCORPORATION

OF

DIGIMARC CORPORATION

DIGIMARC CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. That at a meeting of the Board of Directors of Digimarc, duly held on February 11, 2000, resolutions were adopted setting forth the proposed amendment of the Second Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The resolutions setting forth the proposed amendment and restatement are as follows:

RESOLVED, that the Board approves an amendment to the Digimarc Corporation Certificate of Incorporation to increase the number of shares of common stock authorized for issuance by the Company from 30,000,000 to 100,000,000; and

FURTHER RESOLVED that Section 4.1 of the Second Amended and Restated Certificate be, and hereby is amended and restated to read in full as follows:

“The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 105,000,000, consisting of 100,000,000 shares of common stock, $.001 par value per share (“Common Stock”), and 5,000,000 shares of preferred stock (“Preferred Stock”), $.001 par value per share.”

FURTHER RESOLVED, that the officers are authorized to solicit and obtain the consent of the stockholders of the corporation to amend the Certificate of Incorporation and upon receipt of said consent, the officers are authorized to file such Amended Certificate with the Secretary of State of Delaware; and

FURTHER RESOLVED, that the officers of this corporation, and any one of them, is authorized to take any and all actions to effect the foregoing, including the making of any required notifications with any other entity.

2. That thereafter, pursuant to resolution of its Board of Directors, the Corporation’s annual meeting of the stockholders was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute was voted in favor of the amendment.

3. That said amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

4. That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer, this 24th day of August, 2000.

By:	/S/ BRUCE DAVIS
Bruce Davis, President

CERTIFICATE OF DESIGNATION
OF THE
SERIES A PREFERRED STOCK
OF
DIGIMARC CORPORATION

The undersigned officers of Digimarc Corporation, a Delaware corporation (the “Corporation”), DO HEREBY CERTIFY:

That, pursuant to the authority conferred upon the Board of Directors of the Corporation by its Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the said Board of Directors, at a duly called meeting held on November 16, 2004, at which a quorum was present and acted throughout, adopted the following resolution, which resolution remains in full force and effect on the date hereof, creating a series of Preferred Stock having a par value of $.001 per share, designated as Series A Preferred Stock (the “Series A Preferred Stock”), out of the Corporation’s shares of preferred stock of the par value of $.001 per share (the “Preferred Stock”):

RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for 300,000 shares of its authorized Preferred Stock to be designated and issued as the “Series A Preferred Stock”, having the voting powers, designation, relative, participating, optional and other special rights, preferences and qualifications, limitations and restrictions that are set forth as follows:

1.             Dividends and Distributions.

(A)          Subject to the prior and superior rights of the holders of any shares of any other series of Preferred Stock or any other shares of stock of the Corporation ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, each holder of one one-hundredth (1/100) of a share (a “Unit”) of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, (i) quarterly dividends payable in cash on the last day of February, May, August and November in each year (each such date being a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Unit of Series A Preferred Stock, in an amount per Unit (rounded to the nearest cent) equal to the greater of (a) $0.01 or (b) subject to the provision for adjustment hereinafter set forth, the aggregate per share amount of all cash dividends declared on shares of the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series A Preferred Stock, and (ii) subject to the provision for adjustment hereinafter set forth, quarterly distributions (payable in kind) on each Quarterly Dividend Payment Date in an amount per Unit equal to the aggregate per share amount of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise) declared on shares of Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend

Payment Date, since the first issuance of a Unit of Series A Preferred Stock.  In the event that the Corporation shall at any time after November 16, 2004 (the “Rights Declaration Date”) (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which the holder of a Unit of Series A Preferred Stock was entitled immediately prior to such event under clause (b) or clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction (y) the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and (z) the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)           The Corporation shall declare a dividend or distribution on Units of Series A Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the shares of Common Stock (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise); provided, however, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.01 per Unit on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C)           Dividends shall begin to accrue and shall be cumulative on each outstanding Unit of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issuance of a Unit of Series A Preferred Stock, unless the date of issuance of such Unit is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such Unit shall begin to accrue from the date of issuance of such Unit, or unless the date of issuance is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Units of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on Units of Series A Preferred Stock in an amount less than the aggregate amount of all such dividends at the time accrued and payable on such Units shall be allocated pro rata on a Unit-by-Unit basis among all Units of Series A Preferred Stock at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of Units of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

2.             Voting Rights.  The holders of Units of Series A Preferred Stock shall have the following voting rights:

(A)          Subject to the provision for adjustment hereinafter set forth, each Unit of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation.  In the event the Corporation shall, at any time after the Rights Declaration Date, (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of votes per Unit to which holders of Units of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction (y) the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and (z) the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)           Except as otherwise provided herein, in the Certificate of Incorporation or the Bylaws of the Corporation or as required by law, the holders of Units of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

3.             Certain Restrictions.

(A)          Whenever quarterly dividends or other dividends or distributions payable on Units of Series A Preferred Stock as provided herein are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding Units of Series A Preferred Stock shall have been paid in full, the Corporation shall not:

(i)            declare or pay dividends on, or make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of junior stock;

(ii)           declare or pay dividends on, or make any other distributions on, any shares of parity stock, except dividends paid ratably on Units of Series A Preferred Stock and shares of all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of such Units and all such shares are then entitled;

(iii)          redeem or purchase or otherwise acquire for consideration shares of any parity stock, provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any junior stock; or

(iv)          redeem or purchase or otherwise acquire for consideration any Units of Series A Preferred Stock, or any shares of parity stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such Units and shares of parity stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series and classes.

(B)           The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation, unless the Corporation could, under paragraph (A) of this Section 3, purchase or otherwise acquire such shares at such time and in such manner.

4.             Reacquired Shares.  Any Units of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such Units shall, upon their cancellation, become authorized but unissued shares (or fractions of shares) of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

5.             Liquidation, Dissolution or Winding Up.

(A)          Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of junior stock, unless the holders of Units of Series A Preferred Stock shall have received, subject to adjustment as hereinafter provided in paragraph (B), the greater of either (a) $0.01 per Unit plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, or (b) the amount equal to the aggregate per share amount to be distributed to holders of shares of Common Stock, or (ii) to the holders of shares of parity stock, unless simultaneously therewith distributions are made ratably on Units of Series A Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of Units of Series A Preferred Stock are entitled under clause (i)(a) of this sentence and to which the holders of shares of such parity stock are entitled, in each case upon such liquidation, dissolution or winding up.

(B)           In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the aggregate amount to which holders of Units of Series A Preferred Stock were entitled immediately prior to such event pursuant to clause (i)(b) of paragraph (A) of this Section 5 shall be adjusted by multiplying such amount by a fraction (y) the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and (z) the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

6.             Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then in any such case Units of Series A Preferred Stock shall at the same time be similarly exchanged for or converted into an amount per Unit (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted or exchanged.  In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the immediately preceding sentence with respect to the exchange or conversion of Units of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction (y) the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and (z) the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

7.             Redemption.  The Units of Series A Preferred Stock and shares of Series A Preferred Stock shall not be redeemable.

8.             Ranking.  The Units of Series A Preferred Stock and shares of Series A Preferred Stock shall rank junior to all other series of the Preferred Stock and to any other class of Preferred Stock that hereafter may be issued by the Corporation as to the payment of dividends and the distribution of assets, unless the terms of any such series or class shall provide otherwise.

9.             Fractional Shares.  The Series A Preferred Stock may be issued in Units or other fractions of a share, which Units or other fractions shall entitle the holder, in proportion to such holder’s Units or other fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

10.           Amendment.  At any time when any Units of Series A Preferred Stock are outstanding, neither the Certificate of Incorporation of the Corporation nor this Certificate of Designation shall be amended in any manner which would materially alter or change the powers, preferences or special rights of the Units of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Units of Series A Preferred Stock, voting separately as a class.

11.           Certain Definitions.  As used in this resolution with respect to the Series A Preferred Stock, the following terms shall have the following meanings:

(A)          The term “Common Stock” shall mean the class of stock designated as the common stock, par value $.001 per share, of the Corporation at the date hereof or any other class of stock resulting from successive changes or reclassification of the common stock.

(B)           The term “junior stock” (i) as used in Section 3, shall mean the Common Stock and any other class or series of capital stock of the Corporation hereafter authorized or issued over which the Series A Preferred Stock has preference or priority as to the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation and (ii) as used in Section 5, shall mean the Common Stock and any other class or series of capital stock of the Corporation over which the Series A Preferred Stock has preference or priority in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(C)           The term “parity stock” (i) as used in Section 3, shall mean any class or series of stock of the Corporation hereafter authorized or issued ranking pari passu with the Series A Preferred Stock as to the payment of dividends and (ii) as used in Section 5, shall mean any class or series of capital stock of the Corporation ranking pari passu with the Series A Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up.

IN WITNESS WHEREOF, Digimarc Corporation has caused this Certificate of Designation to be signed by its Chairman and Chief Executive Officer and its Secretary this 16th day of November, 2004.

DIGIMARC CORPORATION

By:	/s/ Bruce W. Davis
	Name:	Bruce W. Davis
	Title:	Chairman and Chief Executive Officer

By:	/s/ Robert P. Chamness
	Name:	Robert P. Chamness
	Title:	Secretary